Strategic Environmental & Energy Resources, Inc. - 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources, Inc. Reports First Quarter 2015 Results

GOLDEN, Colo., May 7, 2015 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced its 2015 first quarter results.

2015 First Quarter Highlights:

•	Revenues increased 26% to $3.49 million compared to $2.78 million in the first quarter of 2014
•	Positive cash flow from operating activities of $753,700 compared to negative cash flow from operating activities of $446,000 in the first quarter of 2014; a $1.2 million improvement quarter over quarter.
•	Environmental Solutions segment (“MV”) revenues increased 71% to $889,000 compared to $520,100 in the first quarter of 2014
•	Net Loss attributable to SEER common stockholders narrowed to $455,900 from $1.03 million in the first quarter of 2014
•	Services segment generated $394,600 in net income compared to $249,400 in the first quarter of 2014, an increase of 58%.
•	MV bookings of $2.50 million in the first quarter of 2015 compared to $1.25 million for the first quarter of 2014; Q1 2015 bookings equal 58% of last year’s total annual revenue.
•	Paragon Medical Waste unit placements resulted in fees paid to SEER of $322,500 compared to $295,125 in the first quarter of 2014
•	Paragon Waste Systems has cumulatively generated over $1.10 million in committed licensing and placement fees for CoronaLux™ equipment through March 31, 2015

“Each of our business units continues to perform well and quarterly results were in-line with or exceeded our expectations,” commented J. John Combs III, Chairman and CEO of SEER. “We are pleased to report year-over-year revenue growth across the board, and look forward to continued progress rolling out our waste management technology platforms to a diverse range of end markets. The acceleration of placement fees for our CoronaLux™ units and bookings for MV’s products - both at record levels - are providing us with increasing confidence that the demand environment remains strong, particularly from the refineries, landfills, and medical waste management players, all of which are under constant pressure to pursue the most economical, efficient, innovative and compliant solutions for their operations.”

“Subsequent to the quarter’s end, we commenced operation of a large capacity Paragon CoronaLux™ system that had been installed in our partner’s facility in Southern California,” Mr. Combs added. “After receiving the initial required California Department of Public Health, local-level and South Coast AQMD permitting, we have now launched our first facility in the State of California and successfully run our first cycles of medical waste destruction. We believe this to be the first permitted destruction of all types of regulated medical waste in the State of California since the last medical waste incinerator in California was shut down in 2003, and is very significant since it represents an enormous opportunity to profit from a new and very large business opportunity. Even though the initial permitting restricts us to limited operations until certain emission standards are demonstrated, the installation is expected to generate revenues and income for us in the second quarter of 2015. We believe the California medical waste market to be one of the largest in the Country and growing and will aggressively pursue this opportunity with our experienced medical waste treatment partners. Also, we are excited about our joint venture with Xinhua Energy Environmental Technology which has already brought in over $322,000 for a CoronaLux™ system that we expect to place with a Chinese medical waste facility operator in the coming months. Ultimately, we expect significant contribution from these and other partnerships as we look to penetrate both the domestic and various foreign markets.”

First Quarter Results

Total first quarter revenues of $3.49 million represented an increase of approximately $710,000, or 26%, compared to the same quarter last year. The increase was a combination of growth in each segment, most notably within the environmental services segment “MV” which generated $889,000 in revenue for the quarter, compared to $520,000 in the same period in 2014. The Company’s Paragon subsidiary generated $28,000 in revenues compared to zero in the prior year’s quarter but took in $322,500 in non-refundable fees for one CoronaLux™ system, which will be recognized as revenue ratably over the term of the agreements.

Total operating expenses in the first quarter of 2015 were $4.05 million, an increase of $183,000 or 4.7%, compared with the same quarter last year. Operating expenses consist of cost of goods sold and selling general and administrative expenses. Of the total increase, $128,300 was due to Paragon’s aggressive roll out efforts and the remaining increase was due to higher expenses associated with higher revenues. Selling, general and administrative expenses (SG&A) expense recorded in the first quarter of 2014 (adjusted for $550,000 in stock issued for services expense) as compared with 2015 (with no stock issued for services expense) was essentially flat (approximately $1.4M) despite the increase in revenues of $710,000.

Net loss, before non-controlling interest, for the first quarter ended March 31, 2015 narrowed to $577,300 compared to a net loss, before non-controlling interest, of $1.10 million for the quarter ended March 31, 2014, representing an improvement of 47.6%.

The net loss attributable to SEER (after deducting $121,400 for the net loss attributable to the non-controlling interest) was $455,900 for the quarter ended March 31, 2015 compared with a net loss attributable to SEER of $1.03 million (after deducting $68,100 in net loss attributable to the non-controlling interest) for the quarter ended March 31, 2014.

Modified EBITDA excluding non-controlling interest was flat at $(315,100) for the quarter ended March 31, 2015 compared to $(338,300) for the same quarter 2014. The Company generated $753,900 in positive operating cash flow, compared to a negative operating cash flow of $446,000 from first quarter operations 2014. The $1.2 million positive swing in operating cash flow is primarily due to increased trade receivable collections and higher deferred revenues in both the Paragon and MV divisions.”

Mr. Combs concluded, “Our first quarter delivered positive financial results, especially from a cash flow perspective, and we continue to forge ahead with our growth and acquisition plans. Our service revenue expectedly decreased this first quarter compared to fourth quarter last year due to seasonality, weather shutdowns and industry budget impacts typically associated with first quarter operations. Despite a delay in the anticipated technology rollout of MV’s patented oil field emissions capture system, on the technology side, with MV’s first quarter record bookings of $2.5M, we expect to see continued increase in revenues for MV over the next two quarters as these and new bookings are recognized as revenues, primarily in the landfill gas sector. Additionally, we are excited about and expect Paragon will start to more significantly contribute to consolidated revenue and consequently improve our overall margins.”

Conference Call Today:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 888-765-5579 if calling within the United States or 913-312-0650 if calling internationally. A replay will be available until May 14, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 3313830 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at http://www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”). For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:
At Strategic Environmental and Energy Solutions:	At Darrow Associates:
J. John Combs III	Peter Seltzberg, Managing Director
Chief Executive Officer	516-510-8768
720-460-3522	pseltzberg@darrowir.com

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
Revenue:	2015	2014
Products	$889,000	$520,100
Services	2,576,700	2,262,900
Solid Waste	28,000	—
Total revenue	3,493,700	2,783,000

Operating expenses:
Products costs	665,800	380,200
Services costs	1,866,400	1,581,400
Solid Waste	128,300	—
Selling, general and administrative expenses	1,393,100	1,908,700
Total operating expenses	4,053,600	3,870,300

Loss from operations	(559,900)	(1,087,300)

Other income (expense):
Interest income		—
Interest expense	(17,400)	(23,600)
Penalties and late fees	—	(1,100)
Gain on debt settlements	—	24,400
Other	—	(15,700)
Total non-operating expense, net	(17,400)	(16,000)

Net loss	(577,300)	(1,103,300)
Less: Net loss attributable to non-controlling interest	(121,400)	(68,100)
Net loss attributable to SEER common stockholders	$(455,900)	$(1,035,200)

Net loss per share, basic and diluted	$(.01)	$(.02)

Weighted average shares outstanding – basic and diluted	52,177,776	49,348,566

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
ASSETS	Unaudited	*
Current assets:
Cash	$661,900	$229,200
Cash – restricted	147,800	213,800
Accounts receivable, net of allowance for doubtful accounts
of $246,500 and $263,600, respectively	2,113,200	3,017,800
Costs and estimated earnings in excess billings on uncompleted contracts	243,200	61,100
Prepaid expenses and other current assets	417,400	202,500
Total current assets	3,583,500	3,724,400

Property and equipment, net	5,106,400	4,848,800
Intangible assets, net	368,700	371,400
Other assets	52,500	52,500
TOTAL ASSETS	$9,111,100	$8,997,100

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,376,000	$1,675,900
Accrued liabilities	826,000	925,700
Billings in excess of costs and estimated earnings on uncompleted contracts	443,500	308,500
Deferred revenue	922,000	456,600
Current portion of payroll taxes payable	953,400	947,700
Customer deposits	380,000	380,000
Current portion of notes payable and capital lease obligations	382,600	363,000
Notes payable - related parties, including accrued interest	61,800	73,800
Total current liabilities	5,345,300	5,131,200

Payroll taxes payable, net of current portion		—
Notes payable and capital lease obligations, net of current portion	182,700	60,900
Total liabilities	5,528,000	5,192,100

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 52,362,015 and	52,400	51,700
51,726,316 shares issued and outstanding 2014 and 2013, respectively
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,462,800	17,108,100
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(12,955,700)	(12,499,800)
Total stockholders’ equity	4,584,500	4,685,000
Non-controlling interest	(1,001,400)	(880,000)
Total equity	3,583,100	3,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,111,100	$8,997,100

* These numbers were derived from the audited financial statements for the year ended December 31, 2014.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

RECONCILIATION OF GAAP NET LOSS TO MODIFIED EBITDA

(UNAUDITED)

	Three Months Ended
	3/31/2015	3/31/2014
Net loss	$(577,300)	$(1,103,300)
Non-controlling interest	121,500	68,100
Net loss applicable to SEER	(455,800)	(1,035,200)

Interest	17,500	23,600
Depreciation and Amortization	146,600	93,100

EBITDA, including non-controlling interest	(291,700)	(918,500)

stock based compensation (option comp, warrant comp, stock issued for services)	98,100	648,300

Modified EBITDA, including non-controlling interest	$(193,600)	$(270,200)

EBITDA, excluding non-controlling interest	$(413,200)	$(986,600)

Modified EBITDA, excluding non-controlling interest	$(315,100)	$(338,300)